Exhibit 99.1

PRESS RELEASE	Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

Avnet, Inc. Reports First Quarter Fiscal Year 2014 Results

Revenue Growth and Operating Leverage Drive Strong Year-Over-Year EPS Growth

Phoenix, October 24, 2013—Avnet, Inc. (NYSE:AVT) today announced results for the first quarter fiscal year 2014 ended September 28, 2013.

Q1 Fiscal 2014 Results

	FIRST QUARTERS ENDED
	September 28, 2013	September 29, 2012	Change
	$ in millions, except per share data
Sales	$6,345.5	$5,870.1	8.1%
GAAP Operating Income	179.0	100.0	79.0%
Adjusted Operating Income (1)	199.5	144.5	38.1%
GAAP Net Income	120.6	100.3	20.3%
Adjusted Net Income (1)	126.0	88.9	41.7%
GAAP Diluted EPS	$0.86	$0.70	22.9%
Adjusted Diluted EPS (1)	$0.90	$0.62	45.2%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•	Sales for the quarter ended September 28, 2013 increased 8.1% year over year to $6.3 billion; organic revenue (as defined later in the document) grew 3.7% year over year and 3.5% in constant currency

•	Adjusted operating income of $199.5 million increased 38.1% year over year and adjusted operating income margin of 3.1% increased 68 basis points year over year

•

Adjusted net income of $126.0 million increased 41.7% and adjusted diluted earnings per share of $0.90 increased 45.2% year over year, primarily due to higher operating income at both operating groups as a result of revenue growth and the impact of cost reductions implemented in the prior fiscal year

Rick Hamada, Chief Executive Officer, commented, “Our team kicked off the new fiscal year with a solid performance as both operating groups leveraged year-over-year revenue growth into increased margins and returns. Enterprise revenue increased 8.1% from the year ago quarter and adjusted operating income grew approximately five times faster than revenue driven primarily by our disciplined approach to portfolio actions and expense management throughout fiscal 2013.

Adjusted operating income margin of 3.1% increased 68 basis points year over year and return on working capital was up 458 basis points to 19.8%. This represents the first time in seven quarters that these two important metrics expanded year over year. With our improving performance and overall financial profile, we were also pleased to announce our decision to initiate a dividend during our first quarter. Given our confidence in, and commitment to, long-term shareholder value creation, we believed it was an appropriate time to incorporate a more consistent element of returning cash to shareholders as part of our ongoing capital allocation priorities. With four consecutive quarters of seasonal growth and a strong balance sheet, we are positioned to build on this performance and continue progress toward our long-term goals.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q1 FY14 Revenue	Reported Revenue	Organic Revenue
	(in millions)
EM Total	$3,938.1	7.8%	8.5%
Excluding FX (1)		7.3%	8.0%
Americas	$1,199.7	-6.8%	1.2%
EMEA	$1,097.9	14.5%	13.4%
Excluding FX (1)		8.8%	7.7%
Asia	$1,640.5	16.6%	11.1%

	Q1 FY14	Q1 FY13	Change
Operating Income	$175.8	$149.1	17.9%
Operating Income Margin	4.5%	4.1%	38	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

•	Reported revenue increased 7.8% year over year to $3.9 billion while organic revenue was up 8.0% in constant currency

•

After adjusting for acquisitions, the transfer of certain operations from EM to TS and currency, sequential revenue growth of 1.2% was at the high end of normal seasonality as better than expected growth in Asia offset seasonal declines in the western regions

•	Operating income margin of 4.5% increased 38 basis points from the year ago quarter primarily due to an improvement in the Americas region

•	Working capital velocity increased 4.9% year over year primarily due to an improvement in inventory turns

•	Return on working capital (ROWC) increased 302 basis points year over year due primarily to higher operating income

Mr. Hamada added, “Similar to the June quarter, EM sales were at the high end of normal seasonality as organic revenue in constant currency increased 1.2% sequentially with strong demand in the Asia region offsetting seasonal declines in the western regions. Asia revenue grew 12.6% sequentially, which helped drive EM’s year-over-year organic growth to 8.0% in constant currency. Operating income margin was flat sequentially and increased 38 basis points from the year ago quarter due to an improvement in the Americas region partially offset by a decline in EMEA and the geographic mix shift to Asia. The Asia region, which grew to represent 42% of EM sales this quarter, delivered record revenue and operating income while driving returns to their highest level in three years. In the EMEA region, we recently completed the first step of our acquisition of MSC Investoren, which will strengthen our position in semiconductor distribution and allow us to tap the embedded systems marketplace for new growth opportunities in Europe. With a strong competitive position and year-over-year growth rates improving, we expect to capitalize on profitable growth opportunities and drive further improvement in margins and returns across the EM portfolio.”

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q1 FY14 Revenue	Reported Revenue	Organic Revenue
	(in millions)
TS Total	$2,407.4	8.6%	-3.3%
Excluding FX (1)		8.9%	-3.0%
Americas	$1,288.9	10.7%	-0.8%
EMEA	$694.3	9.3%	-10.5%
Excluding FX(1)		6.1%	-13.1%
Asia	$424.2	1.8%	2.3%

	Q1 FY14	Q1 FY13	Change
Operating Income	$62.6	$38.7	61.9%
Operating Income Margin	2.6%	1.7%	86	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

•	Reported revenue increased 8.6% year over year to $2.4 billion and organic revenue declined 3.0% in constant currency

•	Operating income margin increased 86 basis points year over year to 2.6% primarily due to the improvements in the Americas and Asia regions

•	Return on working capital (ROWC) increased 632 basis points year over year primarily due to higher operating income

•	At a product level, year over year growth in services, storage and software was partially offset by a decline in servers

Mr. Hamada further added, “In the September quarter, TS revenue was within our expected range, though at the lower end of expectations. Revenue of $2.4 billion decreased 8.1% sequentially while year-over-year organic revenue was down 3.0% in constant currency. Organic revenue declined 11.1% sequentially in constant currency as compared with normal seasonality of down 5 to 10 percent. Operating income grew 61.9% from the year ago quarter driven primarily by an improvement in gross profit and from cost reduction initiatives implemented in fiscal 2013. At a regional level, both the Americas and Asia regions realized significant improvements in profitability, which contributed to an 86 basis point improvement in operating income margin from the year ago quarter. With the transfer of EM’s reverse logistics operations to the TS services offerings this quarter, we are further integrating our customer facing resources to leverage our VAR base to accelerate growth in higher margin services focused on software, education and lifecycle solutions. Despite some challenges in the marketplace, our focus on converged solutions supported by a broad line card and expanded services, positions us to capitalize on growth opportunities as we enter the seasonally strong December quarter.”

Cash Flow/Dividend

•	Cash used for operations was $126 million for the quarter

•	Cash flow from operations on a rolling four quarter basis was $489 million

•	The Company paid a dividend of $0.15 per share or $21 million in total

•	Cash and cash equivalents at the end of the quarter was $866 million; net debt (total debt less cash and cash equivalents) was approximately $1.2 billion

Kevin Moriarty, Chief Financial Officer, stated, “As is typical for us in a September quarter, we used some cash for operations as working capital grew faster than income primarily due to an increase in inventory and a decrease in accounts payable. Even with this growth in working capital, our net days remained consistent with the year ago quarter, our working capital velocity improved and we exited September with $866 million of cash. We also returned $21 million to shareholders via our recently announced dividend and have approximately $225 million available in our share repurchase program. With our dividend and share repurchase program in place, coupled with our strong financial position, we are able to optimize returns for our shareholders without impairing our ability to invest for future growth.”

Outlook For 2nd Quarter of Fiscal 2014 Ending on December 28, 2013

•	EM sales are expected to be in the range of $3.80 billion to $4.10 billion and TS sales are expected to be between $2.85 billion to $3.15 billion

•

After adjusting for acquisitions and changes in foreign currency exchange rates, the midpoint of the above guidance for EM and TS revenue would represent sequential growth of approximately -3% and +24%, respectively

•	Consolidated sales are forecasted to be between $6.65 billion and $7.25 billion

•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $1.05 to $1.15 per share

•	The EPS guidance assumes 139.7 million average diluted shares outstanding and a tax rate of 27% to 31%

The above EPS guidance excludes the amortization of intangibles and any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the second quarter of fiscal 2014 is $1.35 to €1.00. This compares with an average exchange rate of $1.30 to €1.00 in the second quarter of fiscal 2013 and $1.32 to €1.00 in the first quarter of fiscal 2014.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Revenue section of this document). Management believes organic revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for (i) restructuring, integration and other charges, and (ii) amortization of acquired intangible assets, is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for (i) the impact of the items described above, (ii) certain items impacting income tax expense and (iii) the gain on legal settlement, bargain purchase and other is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•

ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivable and inventory less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP.

First Quarter Fiscal 2014

	First Quarter Fiscal 2014
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$178,987	$171,942	$120,624	$0.86
Restructuring, integration and other charges	12,099	12,099	8,851	0.06
Gain on legal settlement, bargain purchase and other	—	(19,137)	(11,686)	(0.08)
Amortization of intangible assets	8,394	8,394	5,702	0.04
Income tax adjustments	—	—	2,496	0.02

Total adjustments	20,493	1,356	5,363	0.04

Adjusted results	$199,480	$173,298	$125,987	$0.90

Items impacting the first quarter of fiscal 2014 consisted of the following:

•

restructuring, integration and other charges of $12.1 million pre-tax consisted of $4.2 million for severance, $1.2 million for facility exit related costs, $0.3 million for other charges, $3.0 million for other costs including acquisition costs, $4.2 million for integration-related costs, and a benefit of $0.8 million to adjust prior year restructuring reserves. Restructuring, integration and other charges after tax was $8.9 million;

•	a gain on legal settlement of $19.1 million pre-tax and $11.7 million after tax related to an award payment received during the quarter;

•	amortization expense related to acquired intangible assets of $8.4 million pre-tax and $5.7 million after tax; and

•	an income tax adjustment of $2.5 million primarily related to certain items impacting the effective income tax rate in the first quarter of fiscal 2014.

First Quarter Fiscal 2013

	First Quarter Fiscal 2013
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$99,973	$108,857	$100,305	$0.70
Restructuring, integration and other charges	37,408	37,408	27,101	0.19
Gain on legal settlement, bargain purchase and other	—	(31,291)	(31,291)	(0.22)
Amortization of intangible assets	7,088	7,088	4,962	0.03
Income tax adjustments	—	—	(12,184)	(0.08)

Total adjustments	44,496	13,205	(11,412)	(0.08)

Adjusted results	$144,469	$122,062	$88,893	$0.62

Items impacting the first quarter of fiscal 2013 consisted of the following:

•

restructuring, integration and other charges of $37.4 million pre-tax consisted of $25.9 million for severance, $4.0 million for facility exit related costs, $0.3 million for other charges, $2.8 million primarily for transaction costs associated with recent acquisitions, $5.0 million for integration-related costs, and a benefit of $0.6 million to adjust prior year restructuring reserves. Restructuring, integration and other charges after tax was $27.1 million;

•	a gain on bargain purchase of $31.3 million pre- and after tax related to the Internix, Inc. acquisition for which the gain was not taxable;

•	amortization expense related to acquired intangible assets of $7.1 million pre-tax and $5.0 million after tax; and

•

an income tax adjustment of $12.2 million primarily related to certain items impacting the effective income tax rate in the first quarter of fiscal 2013 including a favorable settlement of an income tax audit.

Organic Revenue

Organic revenue is defined as reported sales adjusted for (i) the impact of acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented and (ii) the impact of the transfer of a portion of certain operations between the EM and TS operating groups, which did not have an impact to Avnet on a consolidated basis but did impact the organic sales for the TS and EM operating groups by $119.6 million in the first quarter of fiscal 2013. Sales taking into account the combination of these adjustments are referred to as “organic revenue.”

	Revenue as Reported	Acquisition/ (Divestiture) Revenue	Organic Revenue
	(in thousands)
Q1 Fiscal 2014	$6,345,475	$—	$6,345,475

Q1 Fiscal 2013	$5,870,057	$250,029	$6,120,086
Q2 Fiscal 2013	6,699,465	50,215	6,749,680
Q3 Fiscal 2013	6,298,699	26,922	6,325,621
Q4 Fiscal 2013	6,590,703	8,998	6,599,701

Fiscal year 2013	$25,458,924	$336,164	$25,795,088

“Acquisition/ (Divestiture) Revenue” as presented in the preceding table includes the effects of the acquisitions and divestitures included below:

Fiscal 2014

Seamless Technologies, Inc., in July 2013 in the TS Americas region

Nisko Semiconductors Ltd., in July 2013 in the EM EMEA region

Fiscal 2013

RTI Holdings, in April 2013 in the EM Asia Region

Divestiture in March 2013 of a small business in the EM Americas region

TSSLink, Inc., in December 2012 in the TS Americas region

Universal Semiconductor, Inc., in December 2012 in the EM Americas region

Genilogix, in November 2012 in the TS Americas region

Divestiture in December 2012 of a small business in the TS Asia region

Brightstar Partners, Inc., in November 2012 in the TS Americas region

Magirus AG, in October 2012 in the TS EMEA region

Tekdata Interconnections, Limited, in October 2012 in the EM EMEA region

Internix, Inc., in August 2012 in the EM Asia region

C.R.G. Electronics, Ltd., in August 2012 in the EM EMEA region

Pepperweed Consulting, in August 2012 in the TS Americas region

ROWC, ROCE and WC Velocity

The following table presents the calculation for ROWC, ROCE and WC velocity.

			Q1 FY14	Q1 FY13
Sales			$6,345,475	$5,870,057
Sales, annualized	(a	)	$25,381,900	$23,480,229
Adjusted operating income (1)			$199,480	$144,469
Adjusted annualized operating income	(b	)	$797,920	$577,876
Adjusted effective tax rate (2)			27.3%	27.5%
Adjusted annualized operating income, after tax	(c	)	$580,088	$419,076
Average monthly working capital
Accounts receivable			$4,680,691	$4,353,226
Inventory			$2,465,802	$2,448,301
Accounts payable			$(3,125,452)	$(3,015,599)

Average working capital	(d	)	$4,021,041	$3,785,929

Average monthly total capital	(e	)	$5,532,305	$5,110,368

ROWC = (b) / (d)			19.8%	15.3%
WC Velocity = (a) / (d)			6.3	6.2
ROCE = (c) / (e)			10.5%	8.2%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information section.
(2)

Adjusted effective tax rate is based upon the anticipated annual effective tax rate, excluding the tax effect of the items described above in the reconciliation to GAAP amounts in this Non-GAAP Financial Information Section.

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 29, 2013, Avnet generated revenue of $25.5 billion. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact:

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com

AVNET, INC.

FINANCIAL HIGHLIGHTS

(MILLIONS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First Quarters Ended
	September 28, 2013	September 29, 2012
Sales	$6,345.5	$5,870.1
Income before income taxes	171.9	108.9
Net income	120.6	100.3
Net income per share:
Basic	$0.88	$0.71
Diluted	$0.86	$0.70

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First Quarters Ended
	September 28, 2013	September 29, 2012
Sales	$6,345,475	$5,870,057
Cost of sales	5,610,305	5,185,680

Gross profit	735,170	684,377
Selling, general and administrative expenses	544,084	546,996
Restructuring, integration and other charges (Note 1*)	12,099	37,408

Operating income	178,987	99,973
Other income (expense), net	795	1,483
Interest expense	(26,977)	(23,890)
Gain on legal settlement, bargain purchase and other (Note 2*)	19,137	31,291

Income before income taxes	171,942	108,857
Income tax provision	51,318	8,552

Net income	$120,624	$100,305

Net earnings per share:
Basic	$0.88	$0.71

Diluted	$0.86	$0.70

Shares used to compute earnings per share:
Basic	137,414	140,767

Diluted	139,724	143,359

Cash dividends paid per common share	$0.15	$—

*	See Notes to Consolidated Statements of Operations

AVNET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(THOUSANDS)

(UNAUDITED)

	September 28, 2013	June 29, 2013
Assets:
Current assets:
Cash and cash equivalents	$865,613	$1,009,343
Receivables, net	4,820,070	4,868,973
Inventories	2,510,777	2,264,341
Prepaid and other current assets	222,380	214,221

Total current assets	8,418,840	8,356,878
Property, plant and equipment, net	505,229	492,606
Goodwill	1,290,344	1,261,288
Other assets	343,851	363,908

Total assets	$10,558,264	$10,474,680

Liabilities and Shareholders’ Equity:
Current liabilities:
Borrowings due within one year	$876,946	$838,190
Accounts payable	3,184,037	3,278,152
Accrued expenses and other	658,619	705,102

Total current liabilities	4,719,602	4,821,444
Long-term debt	1,202,303	1,206,993
Other long-term liabilities	140,886	157,118

Total liabilities	6,062,791	6,185,555
Shareholders’ equity	4,495,473	4,289,125

Total liabilities and shareholders’ equity	$10,558,264	$10,474,680

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(THOUSANDS)

(UNAUDITED)

	First Quarters Ended
	September 28, 2013	September 29, 2012
Cash flows from operating activities:
Net income	$120,624	$100,305
Non-cash and other reconciling items:
Depreciation and amortization	29,291	28,208
Deferred income taxes	9,544	(2,889)
Stock-based compensation	18,730	18,905
Gain on bargain purchase	—	(31,291)
Other, net	23,842	14,988
Changes in (net of effects from businesses acquired):
Receivables	89,718	277,687
Inventories	(220,165)	102,672
Accounts payable	(128,045)	(382,870)
Accrued expenses and other, net	(69,730)	(44,738)

Net cash flows (used for) provided by operating activities	(126,191)	80,977

Cash flows from financing activities:
(Repayments of) borrowings under accounts receivable securitization program, net	(32,000)	41,000
Borrowings of bank and other debt, net	67,773	131,140
Repurchases of common stock	—	(128,707)
Dividends paid on common stock	(20,620)
Other, net	3,871	1,280

Net cash flows provided by financing activities	19,024	44,713

Cash flows from investing activities:
Purchases of property, plant and equipment	(27,384)	(24,385)
Cash proceeds from sale of assets	1,664	304
Acquisitions of businesses, net of cash acquired	(20,950)	(87,176)
Cash proceeds from divestitures, net of cash divested	—	4,500

Net cash flows used for investing activities	(46,670)	(106,757)

Effect of exchange rate changes on cash and cash equivalents	10,107	17,236

Cash and cash equivalents:
— (decrease) increase	(143,730)	36,169
— at beginning of period	1,009,343	1,006,864

— at end of period	$865,613	$1,043,033

AVNET, INC.

SEGMENT INFORMATION

(MILLIONS)

(UNAUDITED)

	First Quarters Ended
	September 28, 2013	September 29, 2012
Sales:
Electronics Marketing	$3,938.1	$3,653.2
Technology Solutions	2,407.4	2,216.9

Consolidated	$6,345.5	$5,870.1

Operating Income:
Electronics Marketing	$175.8	$149.1
Technology Solutions	62.6	38.7
Corporate	(38.9)	(43.3)

	199.5	144.5
Restructuring, integration and other charges	(12.1)	(37.4)
Amortization of intangible assets	(8.4)	(7.1)

Consolidated Operating Income	$179.0	$100.0

AVNET, INC.

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

FIRST QUARTER OF FISCAL 2014

(1) The results for the first quarter of fiscal 2014 included restructuring, integration and other charges of $12,099,000 pre-tax, $8,851,000 after tax and $0.06 per share on a diluted basis. Restructuring charges included therein were $5,716,000 pre-tax consisting of $4,202,000 for severance, $1,180,000 for facility exit costs and fixed asset write downs, and $334,000 for other restructuring charges. Integration costs and other costs including acquisition costs were $4,157,000 pre-tax and $3,053,000 pre-tax, respectively. The Company recorded a benefit of $827,000 pre-tax primarily to adjust reserves related to prior year restructuring activity.

The results for the first quarter of fiscal 2013 included restructuring, integration and other charges which totaled $37,408,000 pre-tax, $27,101,000 after tax and $0.19 per share on a diluted basis. Restructuring charges included therein were $30,210,000 pre-tax consisting of $25,900,000 for severance, $3,967,000 for facility exit costs and fixed asset write downs, and $343,000 for other restructuring charges. Integration costs and other costs including acquisition costs were $5,049,000 pre-tax and $2,780,000 pre-tax, respectively. The Company recorded a benefit of $631,000 pre-tax primarily to adjust reserves related to prior year restructuring activity.

(2) During the first quarter of fiscal 2014, the Company received an award payment from the settlement of a class action proceeding against certain manufacturers of LCD flat panel displays resulting in a gain of $19.1 million before tax, $11.7 million after tax and $0.08 per share on a diluted basis.

During the first quarter of fiscal 2013, the Company recognized a gain on bargain purchase of $31,291,000 before and after tax and $0.22 per share on a diluted basis. In August 2012, the Company acquired Internix, Inc., a company publicly traded on the Tokyo Stock Exchange, through a tender offer. After assessing the assets acquired and liabilities assumed, the consideration paid was below the fair value of the acquired net assets and, as a result, the Company recognized the gain.